EXHIBIT 99.1
Novocure Announces Favorable Independent Data Monitoring Committee Recommendation to Continue Phase 3 PANOVA-3 Clinical Trial of Tumor Treating Fields Therapy in Pancreatic Cancer

Pre-specified interim analysis concluded that the fully enrolled PANOVA-3 clinical trial should proceed to final analysis as planned

Root, Switzerland – Novocure (NASDAQ: NVCR) today announced the results of a pre-specified interim analysis for the phase 3 PANOVA-3 clinical trial evaluating the safety and efficacy of Tumor Treating Fields (TTFields) therapy together with nab-paclitaxel and gemcitabine for the treatment of patients with unresectable, locally advanced pancreatic cancer. An independent data monitoring committee (DMC) reviewed the safety and efficacy data for all patients in the fully enrolled clinical trial. The interim analysis resulted in a DMC recommendation that the clinical trial proceed to final analysis.

“Completion of the interim analysis with the DMC’s recommendation to continue PANOVA-3 to completion marks another important step in pursuit of our mission to treat patients with difficult solid tumors of the abdomen,” said Asaf Danziger, Novocure’s Chief Executive Officer. “I would like to express my thanks to our patients and investigators. We look forward to reviewing the PANOVA-3 data in 2024 and potentially extending the lives of patients diagnosed with deadly locally advanced pancreatic cancer by treating with our novel therapy, Tumor Treating Fields.”

About PANOVA -3

PANOVA-3 is a randomized, open-label clinical trial designed to enroll 556 adult patients with unresectable, locally advanced pancreatic adenocarcinoma. Patients have been randomized to receive either the combination of nab-paclitaxel and gemcitabine concomitant with TTFields therapy tuned to 150 kHz until progression or the combination of nab-paclitaxel and gemcitabine alone. The primary endpoint is overall survival. Secondary endpoints include progression free survival, local progression free survival, objective response rate, one-year survival rate, quality of life, pain-free survival, puncture-free survival, resectability rate, and toxicity. Following enrollment of the final patient in February 2023, patients will be followed for a minimum of 18 months.

About Pancreatic Cancer

Pancreatic cancer is one of the most lethal cancers and is the third most frequent cause of death from cancer in the U.S. While overall cancer incidence and death rates are remaining stable or declining, the incidence and death rates for pancreatic cancer are increasing. It is estimated that approximately 53,000 patients are diagnosed with pancreatic cancer each year in the U.S. Pancreatic cancer has a five-year relative survival rate of just 10%.

Physicians use different combinations of surgery, radiation and pharmacological therapies to treat pancreatic cancer, depending on the stage of the disease. For patients with locally advanced pancreatic cancer involving encasement of arteries but no extra-pancreatic disease, the standard of care is surgery followed by chemotherapy with or without radiation. Unfortunately, the majority of locally advanced cases are diagnosed once the cancer is no longer operable, generally leaving chemotherapy with or without radiation as the only treatment option.

About Tumor Treating Fields Therapy

Tumor Treating Fields (TTFields) are electric fields that exert physical forces to kill cancer cells via a variety of mechanisms. TTFields do not significantly affect healthy cells because they have different properties (including division rate, morphology, and electrical properties) than cancer cells. The multiple, distinct mechanisms of TTFields therapy work together to selectively target and kill cancer cells. Due to its multimechanistic actions, TTFields therapy can be added to cancer treatment modalities in approved indications and demonstrates enhanced effects across solid tumor types when used with chemotherapy, radiotherapy, immune checkpoint inhibition, or PARP inhibition in preclinical models. TTFields therapy provides clinical versatility that has the potential to help address treatment challenges across a range of solid tumors. To learn more about Tumor Treating Fields therapy and its multifaceted effect on cancer cells, visit tumortreatingfields.com.

About Novocure

Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma, malignant pleural mesothelioma and pleural mesothelioma. Novocure has ongoing or completed clinical studies investigating Tumor Treating Fields in brain metastases, gastric cancer, glioblastoma, liver cancer, non-small cell lung cancer, pancreatic cancer and ovarian cancer.

Headquartered in Root, Switzerland and with a growing global footprint, Novocure has regional operating centers in Portsmouth, New Hampshire and Tokyo, as well as a research center in Haifa, Israel. For additional information about the company, please visit Novocure.com and follow @Novocure on LinkedIn and Twitter.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical study progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, environmental, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 23, 2023, and subsequent filings with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Investors:
Ingrid Goldberg
investorinfo@novocure.com
610-723-7427

Media:
Leigh Labrie
media@novocure.com
610-723-7428